Exhibit 10.1.2

MMC Securities Corp.
One Madison Avenue
New York, NY 10010

November 24, 2003

Confidential

Courtney C. Smith
Chief Executive Officer
Specialty Underwriters’ Alliance
330 Los Colinas Blvd E., #1614
Irving, TX 75039

Re: Engagement Letter

Dear Courtney:

1.	Consulting and Advisory Services. Specialty Underwriters’ Alliance, Inc. (collectively, “you,” “your” or the “Company”) hereby agrees to retain MMC Securities Corp. (“MMCSC,” “we,” “us” or “our”) to (i) provide consulting and advisory services to the Company in connection with the capitalization of the Company and the formation of a specialty property and casualty company (the “Insurance Carrier”).

2.	Responsibilities. MMCSC’s responsibilities are as follows:

(a) identifying and negotiating with potential general agents that wish to do business with the Company;

(b) assisting potential investors in the Company (“Potential Investors”) in evaluating the specialty property and casualty marketplace; and

(c) providing such other services as you and we agree are appropriate under the circumstances.

The Company acknowledges that it is also entering into an engagement letter with MMCSC’s affiliate, Guy Carpenter & Company, Inc. (“Guy Carpenter”), pursuant to which Guy Carpenter will undertake responsibilities separate and distinct from those referenced herein, in conjunction with serving as the exclusive reinsurance advisor to the Company and Guy Carpenter will be compensated by the Company in accordance with the terms of such engagement letter.

3.	Disclosure; Material Changes You agree to make available all corporate actuarial, financial and operating information that is reasonably necessary and sufficient to allow Potential Investors to evaluate the Company and to provide MMCSC with reasonable access to the Company’s officers, actuaries, accountants, counsel and other professionals, as appropriate. You agree to make all such information available to us and hereby authorize us to provide such information to Potential Investors in the Company. You represent and warrant to MMCSC that all such information concerning the Company will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein or previously made, in light of the circumstances under which they were made, not misleading, except with respect to (x) any financial statements, which the Company hereby represents and warrants shall fairly present the consolidated financial position, the consolidated results of operations, the changes in stockholder equity, the cash flow and the other information included therein, as the case may be, for the periods or as of the dates therein set forth, in each case in accordance with the generally acceptable accounting principles (“GAAP”) consistently applied during the periods involved, except as otherwise noted therein and except that any unaudited financial statements will be subject to normal year end adjustments and lack footnotes and other presentation items required for full disclosure under GAAP; and (y) any financial projections that may be prepared by the Company in connection with the transactions, which the Company hereby represents and warrants shall be prepared in good faith based upon reasonable assumptions; it being understood and agreed that such projections are subject to significant uncertainties and contingencies (many of which are beyond the Company’s control) and that no assurances can be given that such projections will be realized. The Company will advise MMCSC immediately of the occurrence of any event or any other change known to the Company which results in such information containing an untrue statement of a material fact or omitting to state a material fact required to be stated therein or necessary to make the statements therein or previously made, in light of the circumstances under which they were made, not misleading.

4.	Compliance. In the event that such Potential Investors do invest in the Company, you will comply with all laws, whether U.S. federal, state or other, applicable to the proposed investment. In addition, you hereby confirm your intention that if the Company engages in a capital raising, it will be by way of a private placement or sale that is exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”) and the securities will be sold exclusively to “accredited investors” within the meaning of Regulation D of the Securities Act and, to the extent that U.S. federal, state or other securities laws may be applicable, such sale will not be made in violation of such securities laws. You acknowledge that such laws may prevent certain Potential Investors from participating in any proposed investment and may require that certain limitations be placed on the ability of investors of any securities of the Company to resell such securities.

5.	Fees. In consideration of the services provided or to be provided by us pursuant to Section 1, you hereby agree to pay a success fee to MMCSC in cash, equal to $1 million, payable at the closing of the purchase and sale pursuant to the Offering (as defined in that certain engagement letter dated September 5, 2003, by and among the Company and Friedman, Billings, Ramsey & Co., Inc. (the “FBR Engagement Letter”)) (the “Closing”). The success fee shall also be payable if the Company completes a similar offering of its securities in lieu of the Offering either during the Term (as defined in paragraph 7 hereof) or during the twelve (12) month period following the expiration or termination of the Term or any extension thereof (the “Fee Tail Period”).

6.	Expenses. You will also reimburse MMCSC for all pre-approved, reasonable out-of-pocket expenses incurred by us or our affiliates, including, without limitation, printing, courier, postage, travel, telephone, and any fees and disbursements of tax, legal, accounting or other professionals retained by MMCSC in connection with providing the services contemplated hereunder. MMCSC’s expenses accrued in connection with providing the services contemplated hereunder shall be payable on a monthly basis, and any expenses incurred following the Commencement Date shall be payable no later than thirty (30) days after request by MMCSC. Notwithstanding the foregoing, the aggregate amount of expenses to be reimbursed by the Company during the Term of this Agreement shall not exceed Fifty Thousand Dollars ($50,000) plus outside legal expenses incurred by MMCSC to date.

7.	Term; Termination. The term of this Agreement is for a period of two (2) years from the date of execution of this Agreement (the “Term”), unless extended by mutual agreement; provided, however, that (a) either party may terminate this Agreement upon 10 days prior written notice at any time after the one (1) year anniversary hereof, (b) your obligations pursuant to paragraphs 5, 6, 8 ,9, 11, 12 and 13 and the provisions of 3, 4, 7, 14, 15, 16, 17, 18, 19 and 22 hereof will survive any such expiration or termination, and (c) the survival of your and our obligations pursuant to this paragraph shall not exceed the duration of the applicable statute of limitations relating to those obligations under the governing law of this Agreement.

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8.	Confidentiality. The Company hereby acknowledges and agrees that all written and oral opinions, advice and materials provided by MMCSC in connection with our engagement hereunder are intended solely for your benefit and for your internal use only and the Company hereby covenants and agrees that no such opinion, advice or material shall be used for any other purpose whatsoever or reproduced, disseminated, quoted from or referred to in whole or in part at any time, in any manner or for any purpose, nor shall any public references to MMCSC be made by the Company without the prior written consent of MMCSC in each specific instance.

Notwithstanding the foregoing, any information exchanged between the parties in connection with this Agreement may be utilized in any litigation between the Company and MMCSC, subject to a joint protective order. Effective from the date of commencement of discussions concerning a Proposed Transaction, the Company and its employees, representatives, and other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of such Proposed Transaction and all materials of any kind relating thereto.

9.	Grant of Warrants.

Concurrently with the consummation of the Offering, MMCSC and its designated affiliates shall receive a grant of warrants to purchase shares representing ownership of the Company (the “MMCSC Warrants”) equal to Two Hundred Fifty Thousand Dollars ($250,000). The MMCSC Warrants shall vest upon the third anniversary of the Closing. All other terms of the MMCSC Warrants will be agreed upon by the parties prior to the grant of such warrants

10.	Indemnification. You agree to indemnify and hold MMCSC, its affiliates and their respective directors, officers, employees and agents (collectively, the “Indemnified Parties” and individually, an “Indemnified Party”) harmless from and against any and all losses, claims, actions, suits, proceedings, damages, judgments, assessments, demands, costs, expenses and other liabilities of whatsoever nature or kind, and you will reimburse each such Indemnified Party for all reasonable fees and expenses (including, without limitation, attorneys’ fees and expenses and court costs) as they are incurred in investigating, preparing, pursuing or defending any claim, action, suit, proceeding or investigation, whether or not in connection with pending or threatened litigation and whether or not any Indemnified Party is a party, relating to or arising out of or in connection with:

(i)	advice or services rendered or to be rendered by any Indemnified Party pursuant to this Agreement or any Indemnified Party’s actions or inaction in connection with any such advice or services; and

(ii)	actions taken or omitted to be taken by you or any affiliates, employees, directors, officers, partners, representatives, or agents of you in connection with this Agreement;

(iii)	any untrue statement or alleged untrue statement of a material fact contained in any document furnished by you to MMCSC, any Potential Investor, or any Potential Acquiree and any omission or alleged omission to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that, solely with respect to clauses (i) and (ii) above, you will not be responsible for any liabilities or expenses of any Indemnified Party that are determined by a judgment of a court of competent jurisdiction which is no longer subject to appeal or further review (or in a settlement tantamount thereto) to have resulted solely from such Indemnified Party’s gross negligence or willful misconduct in connection with any of the advice, actions, inaction or services referred to above.

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You also agree to reimburse each Indemnified Party for all expenses as they are incurred in connection with enforcing such Indemnified Party’s rights under this Agreement.

     You agree to waive any right you might have of first requiring the Indemnified Party to proceed against or enforce any other right, power, remedy, security or claim payment from any other person before claiming this indemnity.

     In case any action is brought against an Indemnified Party in respect of which indemnity may be sought against you, the Indemnified Party will give you prompt written notice of any such action of which the Indemnified Party has knowledge and you will undertake the investigation and defense thereof on behalf of the Indemnified Party, including the prompt employment of counsel acceptable to the Indemnified Parties affected and the payment of all expenses. Failure by the Indemnified Party to so notify shall not relieve you of your obligation of indemnification hereunder unless (and only to the extent that) such failure results in a forfeiture by you of substantive rights or defenses.

     No admission of liability and no settlement of any action shall be made without your consent and the consent of the Indemnified Parties affected, such consent not to be unreasonably withheld.

     Notwithstanding that you will undertake the investigation and defense of any action, an Indemnified Party will have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel will be at the expense of the Indemnified Party unless:

i)	employment of such counsel has been authorized by you; or

ii)	you have not assumed the defense of the action within five (5) days after receiving notice of the action; or

iii)	the named parties to any such action include both you and the Indemnified Party or two or more Indemnified Parties and at least one Indemnified Party shall have been advised by counsel that there may be a conflict of interest between you and the Indemnified Party or at least two such Indemnified Parties; or

iv)	there are one or more legal defenses available to an Indemnified Party which are different from or in addition to those available to you or to another Indemnified Party.

You constitute MMCSC as trustee for each of the other Indemnified Parties of your covenants under this paragraph with respect to such persons and MMCSC agrees to accept such trust and to hold and enforce such covenants on behalf of such persons.

If for any reason other than the gross negligence or willful misconduct (as determined by final judgment of a court of competent jurisdiction which is no longer subject to appeal or further review or in a settlement tantamount thereto) of the Indemnified Parties (or any of them) being the primary cause of the loss, claim, damage, liability, cost or expense, the foregoing indemnification is unavailable to be Indemnified Parties (or any of them) or insufficient to hold them harmless, you shall contribute to the amount paid or payable by the Indemnified Parties as a result of any and all such losses, claims, damages, liabilities, costs or expense in such proportion as is appropriate to reflect not only the relative benefits received by the Company and its shareholders on the one hand and the Indemnified Parties on the other, but also the relative fault of the parties and other equitable considerations which may be relevant. Notwithstanding the foregoing, you shall in any event contribute to the amount paid or payable by the Indemnified Parties, as result of the loss,

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claim, damage, liability, cost or expense (other than a loss, claim, damage, liability, cost or expense, the sole cause of which is the gross negligence or willful misconduct of the Indemnified Parties or any of them, as determined by final judgment of a court of competent jurisdiction which is no longer subject to appeal or further review), in excess of the amount of the fees actually received by the Indemnified Parties hereunder.

11.	Hold Harmless. The Company agrees that the Indemnified Parties shall not have any liability, whether direct or indirect, in contract, tort or otherwise, to the Company incurred in connection with advice or services rendered or to be rendered under this Agreement, or any of the Indemnified Parties’ actions or inactions in connection with any such advice or services, except for liability resulting solely from any Indemnified Party’s gross negligence or willful misconduct (as determined by final judgment of a court of competent jurisdiction which is no longer subject to appeal or further review or in a settlement tantamount thereto), in connection with such advice, actions, inactions or services. Notwithstanding the foregoing, in no event will any Indemnified Party be liable to the Company for loss of profits or any other special, incidental, and/or consequential damage of any kind howsoever incurred or designated arising in connection with such advice, actions, inactions or services.

12.	Publication. If the Proposed Transaction is successfully completed, and provided MMCSC is not in breach of any material provision hereof, MMCSC shall be permitted to publish, at its own expense, such advertisements or announcements relating to the services provided hereunder in such newspaper or other publications as MMCSC considers appropriate.

13.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflict of laws. The parties hereby submit to the State and Federal Courts sitting in the Borough of Manhattan in New York City for the resolution of any disputes hereunder and waive any objection to the laying of venue of any proceedings brought in any such court, that such proceedings have been brought in an inconvenient forum, or that such court does not have jurisdiction over it, and agree not to plead the same.

14.	Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter contained herein, superseding all prior agreements, understandings, and negotiations with respect to such matters.

15.	Performance. MMCSC may perform its obligations hereunder either alone or in conjunction with its affiliates and in such event the provisions of this Agreement shall apply equally to MMCSC and each such affiliate.

16.	Severability. If any provision of this Agreement is found to be invalid or unenforceable, this Agreement shall be read and construed as if such provision was never a part hereof and its invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement.

17.	Amendment. This Agreement may be modified or otherwise amended, and the observance of any term of this Agreement may be waived, if such modification, amendment or waiver is in writing and signed by the parties hereto.

18.	Successors. This Agreement and all rights, liabilities and obligations hereunder shall be binding upon and inure to the benefit of each party’s successors but may not be assigned without the prior written approval of the other party.

19.	April 16 Engagement Letter. That certain engagement letter, dated April 16, 2003, by and among the Company and Marsh McLennan Securities Corporation (the “April 16 Engagement Letter”) is hereby terminated and shall be superseded by this Agreement in its entirety; provided that Sections 6, 10 and 11 of the April 16 Engagement Letter shall survive such termination for a period of time not to

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exceed the duration of the applicable statute of limitations relating to those obligations under the governing law of the April 16 Engagement Letter.

20.	Headings. The descriptive headings of the paragraphs of this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

21.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

22.	Notices. Except as otherwise expressly provided in this Agreement, whenever notice is required by the provisions of this Agreement to be given (i) to the Company, such notice shall be in writing to the Company, at its offices at the address above, facsimile number: (972) 506-7774 attention: Courtney C. Smith, and (ii) to MMCSC, such notice shall be in writing addressed to Marsh & McLennan Securities Corporation at its office at One Madison Avenue, New York, New York 10010, facsimile number (917) 937-3987, attention: Christopher M. McGhee, with a copy to the Chief Counsel.

If the foregoing is in accordance with your understanding, please indicate your agreement to the above terms and conditions by signing the enclosed copy of this Agreement and returning the same to us.

Yours very truly,

MMC Securities Corp.

By:	/s/ Christopher M. McGhee

Name:	Christopher M. McGhee
Title:	Managing Director

The foregoing is in accordance with our understanding and is agreed by us this 24th day of November, 2003.

SPECIALTY UNDERWRITERS’ ALLIANCE, INC.

By:	/s/ Courtney C. Smith

Name:	Courtney C. Smith
Title:	CEO

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